Exhibit 99.B(d)(20)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT FOR THE

SEI INSTITUTIONAL INVESTMENTS TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Institutional Investments Trust between Aronson+Johnson+Ortiz, LP (the “Sub-Adviser”) and SEI Investments Management Corporation, a Delaware corporation (the “Adviser”), is made effective as of the 15th day of December, 2011.

WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of July 1, 2003, as amended October 11, 2005, July 6, 2007, December 17, 2008, January 10, 2011 and June 24, 2011 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement with respect to the manner in which the sub-adviser’s compensation is calculated by the Adviser.

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.                                       Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.                                       Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.                                       Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  [SENTENCE REDACTED].  For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero.  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

4.                                       Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B, attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Aronson+Johnson+Ortiz, LP

By:	By:
/s/ Greg McIntire	/s/ Theodore R. Aronson

Name:	Name:
Greg McIntire	Theodore R. Aronson

Title:	Title:
Vice President	Managing Principal

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Aronson+Johnson+Ortiz, LP

(the “Agreement”)

Dated July 1, 2003, as amended October 11, 2005, July 6, 2007, December 17, 2008, January 10, 2011, June 24, 2011 and December 15, 2011

REDACTED

Agreed and Accepted:

SEI Investments Management Corporation	Aronson+Johnson+Ortiz, LP

By:	By:
/s/ Greg McIntire	/s/ Theodore R. Aronson

Name:	Name:
Greg McIntire	Theodore R. Aronson

Title:	Title:
Vice President	Managing Principal